Release: July 30, 2025
CPKC second quarter delivers strong growth, carries momentum into second half of 2025

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its second-quarter results, including revenues of $3.7 billion, diluted earnings per share (EPS) of $1.33 and core adjusted diluted EPS1 of $1.12.

“Our exceptional team of railroaders again delivered strong operating and financial results in the second quarter as we realize more of the value created by this unrivalled North American network,” said Keith Creel, CPKC President and Chief Executive Officer. “Our dedicated team pulled together to overcome challenges in portions of our southern U.S. network following our complex system integration. Across our network, we are focused on delivering the service that our customers expect as we carry growing momentum into the second half of 2025.”

Second-quarter 2025 results
•Volumes, as measured in Revenue Ton-Miles, increased seven percent
•Revenues increased three percent to $3.7 billion from $3.6 billion in Q2 2024
•Reported operating ratio (OR) decreased 110 basis points to 63.7 percent from 64.8 percent in Q2 2024
•Core adjusted OR1 decreased 110 basis points to 60.7 percent from 61.8 percent in Q2 2024
•Reported diluted EPS increased to $1.33 from $0.97 in Q2 2024
•Core adjusted diluted EPS1 increased seven percent to $1.12 from $1.05 in Q2 2024
•Federal Railroad Administration (FRA)-reportable personal injury frequency decreased to 0.77 from 0.84 in Q2 20242
•FRA-reportable train accident frequency increased to 0.97 from 0.70 in Q2 20242

“We are executing our strategy by capitalizing on a range of opportunities unique to our three-nation network, opportunities to grow our business by supporting our customers in reaching new markets,” added Creel. “Looking ahead, we remain confident in our ability to deliver on our full-year guidance while realizing sustainable growth that provides value for our shareholders, customers and all stakeholders."

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on July 30, 2025.

Conference Call Access
Canada and U.S.: 800-274-8461
International: 203-518-9814
*Conference ID: CPKCQ225
Callers should dial in 10 minutes prior to the call.

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations and forward-looking non-GAAP measures, see attached supplementary schedule of Non-GAAP Measures.
2 The second-quarter 2024 FRA-reportable personal injury frequency and FRA-reportable train accident frequency have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed CPKC's financial reporting timeline.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the second-quarter conference call will be available through August 6, 2025, at 800-723-0544 (Canada/U.S.) or 402-220-2656 (International).

Forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited, to statements concerning our ability to deliver on our financial guidance for 2025, strategic initiatives and investments, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information in this news release is based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, taxes, wages, labour and immigration; the availability and cost of labour, services and infrastructure; labour disruptions; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CPKC’s forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, wages, labour and immigration; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 final decision; the success of integration plans for KCS; other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States. Reference should be made to “Item 1A – Risk Factors” and “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Chris De Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2025	2024	2025	2024
Revenues (Note 3)
Freight	$3,629	$3,534	$7,356	$6,961
Non-freight	70	69	138	162
Total revenues	3,699	3,603	7,494	7,123
Operating expenses
Compensation and benefits	659	612	1,341	1,302
Fuel	405	466	886	924
Materials	124	97	248	191
Equipment rents	103	82	202	164
Depreciation and amortization	493	473	997	940
Purchased services and other	572	606	1,160	1,186
Total operating expenses	2,356	2,336	4,834	4,707

Operating income	1,343	1,267	2,660	2,416
Other income	(16)	(40)	(9)	(42)
Other components of net periodic benefit recovery (Note 12)	(107)	(88)	(214)	(176)
Net interest expense	208	200	424	406
Gain on sale of equity investment (Note 4)	(333)	—	(333)	—
Income before income tax expense	1,591	1,195	2,792	2,228
Current income tax expense	348	274	614	516
Deferred income tax expense	9	18	35	35
Income tax expense (Note 5)	357	292	649	551
Net income	$1,234	$903	$2,143	$1,677
Net loss attributable to non-controlling interest	—	(2)	(1)	(3)
Net income attributable to controlling shareholders	$1,234	$905	$2,144	$1,680

Earnings per share (Note 6)
Basic earnings per share	$1.34	$0.97	$2.31	$1.80
Diluted earnings per share	$1.33	$0.97	$2.31	$1.80

Weighted-average number of shares (millions) (Note 6)
Basic	923.8	932.8	928.4	932.6
Diluted	924.8	934.6	929.5	934.5

Dividends declared per share	$0.228	$0.190	$0.418	$0.380
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2025	2024	2025	2024
Net income	$1,234	$903	$2,143	$1,677
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(1,729)	301	(1,758)	1,000
Change in derivatives designated as cash flow hedges	—	3	1	4
Change in pension and post-retirement defined benefit plans	2	11	5	23
Other comprehensive income (loss) from equity investees	3	(2)	3	(2)
Other comprehensive (loss) income before income taxes	(1,724)	313	(1,749)	1,025
Income tax (expense) recovery	(32)	—	(35)	6
Other comprehensive (loss) income (Note 7)	(1,756)	313	(1,784)	1,031
Comprehensive (loss) income	$(522)	$1,216	$359	$2,708
Comprehensive (loss) income attributable to non-controlling interest	(54)	9	(56)	31
Comprehensive (loss) income attributable to controlling shareholders	$(468)	$1,207	$415	$2,677
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2025	2024
Assets
Current assets
Cash and cash equivalents	$799	$739
Accounts receivable, net (Note 8)	2,005	1,968
Materials and supplies	455	457
Other current assets	266	220
	3,525	3,384
Investments (Note 4)	454	586
Properties	54,458	56,024
Goodwill	18,352	19,350
Intangible assets	2,940	3,146
Pension asset	4,782	4,586
Other assets	669	668
Total assets	$85,180	$87,744
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,736	$2,842
Long-term debt maturing within one year (Note 9, 10)	1,042	2,819
	3,778	5,661
Pension and other benefit liabilities	545	548
Other long-term liabilities	875	867
Long-term debt (Note 9, 10)	21,227	19,804
Deferred income taxes	11,608	11,974
Total liabilities	38,033	38,854
Shareholders’ equity
Share capital	25,285	25,689
Additional paid-in capital	105	94
Accumulated other comprehensive income (Note 7)	951	2,680
Retained earnings	19,863	19,429
	46,204	47,892
Non-controlling interest	943	998
Total equity	47,147	48,890
Total liabilities and equity	$85,180	$87,744
See Contingencies (Note 14).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2025	2024	2025	2024
Operating activities
Net income	$1,234	$903	$2,143	$1,677
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	493	473	997	940
Deferred income tax expense	9	18	35	35
Pension recovery and funding (Note 12)	(95)	(75)	(190)	(151)
Gain on sale of equity investment (Note 4)	(333)	—	(333)	—
Settlement of Mexican taxes (Note 5)	(1)	—	(12)	—
Settlement of foreign currency forward contracts (Note 10)	—	—	—	(65)
Other operating activities, net	39	(69)	28	(68)
Changes in non-cash working capital balances related to operations	9	28	(157)	(75)
Net cash provided by operating activities	1,355	1,278	2,511	2,293
Investing activities
Additions to properties	(743)	(808)	(1,454)	(1,335)
Additions to Meridian Speedway properties	(12)	(16)	(24)	(20)
Proceeds from sale of properties and other assets	4	9	15	10
Proceeds from sale of equity investment (Note 4)	493	—	493	—
Other investing activities, net	(48)	33	(51)	21
Net cash used in investing activities	(306)	(782)	(1,021)	(1,324)
Financing activities
Dividends paid	(210)	(178)	(387)	(355)
Issuance of Common Shares	30	20	38	42
Purchase of Common Shares (Note 11)	(1,393)	—	(1,740)	—
Repayment of long-term debt, excluding commercial paper (Note 9)	(5)	(149)	(940)	(220)
Issuance of long-term debt, excluding commercial paper (Note 9)	1,392	—	3,102	—
Net repayment of commercial paper (Note 9)	(722)	(157)	(1,175)	(362)
Net issuance (repayment) of short term borrowings (Note 9)	8	—	(277)	—
Other financing activities, net	(1)	—	(6)	—
Net cash used in financing activities	(901)	(464)	(1,385)	(895)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	(44)	6	(45)	19
Cash position
Net increase in cash and cash equivalents	104	38	60	93
Cash and cash equivalents at beginning of period	695	519	739	464
Cash and cash equivalents at end of period	$799	$557	$799	$557

Supplemental cash flow information
Income taxes paid	$409	$309	$646	$551
Interest paid	$234	$161	$414	$406
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended June 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at April 1, 2025	930.4	$25,603	$107	$2,653	$19,883	$48,246	$997	$49,243
Net income	—	—	—	—	1,234	1,234	—	1,234
Other comprehensive loss (Note 7)	—	—	—	(1,702)	—	(1,702)	(54)	(1,756)
Dividends declared ($0.228 per share)	—	—	—	—	(210)	(210)	—	(210)
Effect of stock-based compensation expense	—	—	4	—	—	4	—	4
Common Shares repurchased (Note 11)	(13.1)	(354)	—	—	(1,044)	(1,398)	—	(1,398)
Shares issued under stock option plan	0.6	36	(6)	—	—	30	—	30
Balance as at June 30, 2025	917.9	$25,285	$105	$951	$19,863	$46,204	$943	$47,147
Balance as at April 1, 2024	932.6	$25,629	$95	$77	$17,018	$42,819	$942	$43,761
Net income (loss)	—	—	—	—	905	905	(2)	903
Other comprehensive income (Note 7)	—	—	—	302	—	302	11	313
Dividends declared ($0.190 per share)	—	—	—	—	(178)	(178)	—	(178)
Effect of stock-based compensation expense	—	—	3	—	—	3	—	3
Shares issued under stock option plan	0.5	26	(5)	—	—	21	—	21
Balance as at June 30, 2024	933.1	$25,655	$93	$379	$17,745	$43,872	$951	$44,823

	For the six months ended June 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive Income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance at January 1, 2025	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
Net income (loss)	—	—	—	—	2,144	2,144	(1)	2,143
Contribution from non-controlling interest	—	—	—	—	—	—	1	1
Other comprehensive loss (Note 7)	—	—	—	(1,729)	—	(1,729)	(55)	(1,784)
Dividends declared ($0.418 per share)	—	—	—	—	(387)	(387)	—	(387)
Effect of stock-based compensation expense	—	—	20	—	—	20	—	20
Common Shares repurchased (Note 11)	(16.4)	(450)	—	—	(1,323)	(1,773)	—	(1,773)
Shares issued under stock option plan	0.8	46	(9)	—	—	37	—	37
Balance as at June 30, 2025	917.9	$25,285	$105	$951	$19,863	$46,204	$943	$47,147
Balance at January 1, 2024	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
Net income (loss)	—	—	—	—	1,680	1,680	(3)	1,677
Contribution from non-controlling interest	—	—	—	—	—	—	1	1
Other comprehensive income (Note 7)	—	—	—	997	—	997	34	1,031
Dividends declared ($0.380 per share)	—	—	—	—	(355)	(355)	—	(355)
Effect of stock-based compensation expense	—	—	16	—	—	16	—	16
Shares issued under stock option plan	1.0	53	(11)	—	—	42	—	42
Balance as at June 30, 2024	933.1	$25,655	$93	$379	$17,745	$43,872	$951	$44,823
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2025
(unaudited)

1    Description of business and basis of presentation

Canadian Pacific Kansas City Limited ("CPKC" or the "Company") owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving principal business centres across Canada, the U.S., and Mexico. The Company transports bulk commodities, merchandise, and intermodal freight. CPKC's Common Shares ("Common Shares") trade on the Toronto Stock Exchange and New York Stock Exchange under the symbol "CP".

These unaudited interim consolidated financial statements ("Interim Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"). They do not include all of the information required for a complete set of annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Company's audited consolidated financial statements as at and for the year ended December 31, 2024 ("last annual consolidated financial statements"). Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company's financial position and results of operations since the last annual consolidated financial statements. These Interim Consolidated Financial Statements have been prepared using the same significant accounting policies used in the last annual consolidated financial statements. Amounts are stated in Canadian dollars unless otherwise noted.

The Company's operations and income for interim periods can be affected by seasonal fluctuations such as changes in customer demand and weather conditions, and may not be indicative of annual results.

Operating segment

The Company only has one operating segment: rail transportation. The Company's measure of segment profit is reported on the Interim Consolidated Statements of Income as "Net income attributable to controlling shareholders". CPKC's significant segment expenses are consistent with the expenses presented on the Interim Consolidated Statements of Income.

2    Accounting changes

Recently adopted accounting standards

The accounting standards that have become effective during the three and six months ended June 30, 2025 did not have a material impact on the Interim Consolidated Financial Statements.

Accounting standards not yet adopted

Recently issued accounting pronouncements are not expected to have a material impact on the Company's financial position or results of operations when they are adopted.

3    Revenues

The following table presents disaggregated information about the Company’s revenues from contracts with customers by major source:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2025	2024	2025	2024
Grain	$743	$665	$1,531	$1,395
Coal	256	236	513	445
Potash	167	180	323	317
Fertilizers and sulphur	98	103	212	207
Forest products	195	203	412	405
Energy, chemicals and plastics	712	695	1,470	1,397
Metals, minerals and consumer products	444	464	892	904
Automotive	330	358	645	623
Intermodal	684	630	1,358	1,268
Total freight revenues	3,629	3,534	7,356	6,961
Non-freight excluding leasing revenues	44	43	85	106
Revenues from contracts with customers	3,673	3,577	7,441	7,067
Leasing revenues	26	26	53	56
Total revenues	$3,699	$3,603	$7,494	$7,123

4    Gain on sale of equity investment

On April 1, 2025, CPKC sold its 50% equity method investment in the Panama Canal Railway Company to APM Terminals Panama Rail LP (“APM Terminals”), a subsidiary of A.P. Moller-Maersk A/S, for gross proceeds of U.S. $350 million. After finalizing purchase price adjustments for cash acquired and debt and net working capital assumed by APM Terminals, the Company received cash consideration of U.S. $344 million ($493 million) and recognized a pre-tax gain of U.S. $232 million ($333 million) in "Gain on sale of equity investment”. The after-tax gain was U.S. $196 million ($282 million).

5    Income taxes

The effective income tax rate including discrete items for the three and six months ended June 30, 2025 was 22.45% and 23.26%, respectively, compared to 24.40% and 24.72%, respectively for the same periods in 2024.

For the three months ended June 30, 2025, the effective income tax rate was 24.50%, excluding the discrete items of a gain on sale of an equity investment of $333 million, amortization of the fair value adjustments associated with purchase accounting of $96 million related to the Kansas City Southern ("KCS") acquisition, and acquisition-related costs of $19 million related to the KCS acquisition.

For the three months ended June 30, 2024, the effective income tax rate was 25.00%, excluding the discrete items of amortization of the fair value adjustments associated with purchase accounting of $88 million related to the KCS acquisition, acquisition-related costs of $28 million related to the KCS acquisition, and a deferred tax recovery of $3 million on the Arkansas state corporate income tax rate change.

For the six months ended June 30, 2025, the effective tax rate was 24.50%, excluding the discrete items of a gain on sale of an equity investment of $333 million, amortization of the fair value adjustments associated with purchase accounting of $190 million related to the KCS acquisition, and acquisition-related costs of $39 million related to the KCS acquisition.

For the six months ended June 30, 2024, the effective tax rate was 25.00%, excluding the discrete items of amortization of the fair value adjustments associated with purchase accounting of $174 million related to the KCS acquisition, acquisition-related costs of $54 million related to the KCS acquisition, adjustments to provisions and settlements of Mexican taxes of $10 million recognized in "Compensation and benefits", and a deferred tax recovery of $3 million on the Arkansas state corporate income tax rate change.

Mexican Tax Settlements

During the six months ended June 30, 2025, the Company received final audit letters for Kansas City Southern de México, S.A. de C.V. (also known as Canadian Pacific Kansas City Mexico) ("CPKCM") for 2021 and a payment of $11 million was made in respect of that year.

2014 Tax Assessment

CPKCM's 2014 Tax Assessment is currently in litigation (see Note 14).

6    Earnings per share

	For the three months ended June 30		For the six months ended June 30
(in millions, except per share data)	2025	2024	2025	2024
Net income attributable to controlling shareholders	$1,234	$905	$2,144	$1,680
Weighted-average basic shares outstanding	923.8	932.8	928.4	932.6
Dilutive effect of stock options	1.0	1.8	1.1	1.9
Weighted-average diluted shares outstanding	924.8	934.6	929.5	934.5
Earnings per share - basic	$1.34	$0.97	$2.31	$1.80
Earnings per share - diluted	$1.33	$0.97	$2.31	$1.80

For the three and six months ended June 30, 2025, there were 1.8 million and 1.6 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and six months ended June 30, 2024 - 0.7 million and 0.5 million, respectively).

7    Changes in Accumulated other comprehensive income ("AOCI") by component

Changes in AOCI attributable to controlling shareholders, net of tax, by component are as follows:

(in millions of Canadian dollars)	Foreign currency net of hedging activities	Derivatives	Pension and post- retirement defined benefit plans	Equity accounted investments	Total
Opening balance, April 1, 2025	$3,385	$10	$(737)	$(5)	$2,653
Other comprehensive (loss) income before reclassifications	(1,707)	—	—	3	(1,704)
Amounts reclassified from AOCI	—	1	1	—	2
Net other comprehensive (loss) income	(1,707)	1	1	3	(1,702)
Balance as at June 30, 2025	$1,678	$11	$(736)	$(2)	$951
Opening balance, April 1, 2024	$1,522	$6	$(1,454)	$3	$77
Other comprehensive income (loss) before reclassifications	294	—	—	(2)	292
Amounts reclassified from AOCI	—	2	8	—	10
Net other comprehensive income (loss)	294	2	8	(2)	302
Balance as at June 30, 2024	$1,816	$8	$(1,446)	$1	$379

	Foreign currency net of hedging activities	Derivatives	Pension and post- retirement defined benefit plans	Equity accounted investments	Total
Opening balance, January 1, 2025	$3,413	$10	$(738)	$(5)	$2,680
Other comprehensive loss before reclassifications	(1,735)	—	—	3	(1,732)
Amounts reclassified from AOCI	—	1	2	—	3
Net other comprehensive (loss) income	(1,735)	1	2	3	(1,729)
Balance as at June 30, 2025	$1,678	$11	$(736)	$(2)	$951
Opening balance, January 1, 2024	$837	$5	$(1,463)	$3	$(618)
Other comprehensive income (loss) before reclassifications	979	—	—	(2)	977
Amounts reclassified from AOCI	—	3	17	—	20
Net other comprehensive income (loss)	979	3	17	(2)	997
Balance as at June 30, 2024	$1,816	$8	$(1,446)	$1	$379

8    Accounts receivable, net

(in millions of Canadian dollars)	As at June 30, 2025	As at December 31, 2024
Total accounts receivable	$2,130	$2,066
Allowance for credit losses	(125)	(98)
Total accounts receivable, net	$2,005	$1,968

9    Debt

During the six months ended June 30, 2025, the Company repaid, at maturity, the remaining balance of U.S. $642 million ($930 million) on its 2.90% 10-year Notes.

Issuance of long-term debt

During the three months ended June 30, 2025, the Company issued $500 million 4.00% 7-year unsecured notes due June 13, 2032 for net proceeds of approximately $498 million, $600 million 4.40% 10.5-year unsecured notes due January 13, 2036 for net proceeds of approximately $598 million, and $300 million 4.80% 30-year unsecured notes due June 13, 2055 for net proceeds of approximately $296 million.

In addition to the second quarter issuances, during the six months ended June 30, 2025, the Company issued U.S. $600 million 4.80% 5-year unsecured notes due March 30, 2030 for net proceeds of U.S. $596 million ($857 million) and U.S. $600 million 5.20% 10-year unsecured notes due March 30, 2035 for net proceeds of U.S. $593 million ($853 million).

The issued Notes pay interest semi-annually and carry a negative pledge.

Term credit facility

During the six months ended June 30, 2025, the Company entered into, and fully repaid, a U.S. $500 million unsecured non-revolving term credit facility (the "term facility"). The Company presents draws and repayments on its term facility in the Interim Consolidated Statements of Cash Flows on a net basis.

Credit facility

The Company's revolving credit facility agreement (the "facility") consists of a five-year U.S. $1.1 billion tranche maturing June 25, 2029 and a two-year U.S. $1.1 billion tranche maturing June 25, 2026. As at June 30, 2025, the facility was undrawn. As at December 31, 2024 the Company had U.S. $200 million ($288 million) drawn from the two-year U.S. $1.1 billion tranche, which was subsequently repaid in full during the first quarter of 2025. The Company presents draws and repayments on the facility in the Interim Consolidated Statements of Cash Flows on a net basis.

Commercial paper program

The Company has a commercial paper program, under which it may issue up to a maximum aggregate principal amount of U.S. $1.5 billion in the form of unsecured promissory notes. This commercial paper program is backed by a U.S. $2.2 billion revolving credit facility. As at June 30, 2025, the Company had total commercial paper borrowings outstanding of U.S. $250 million ($341 million) included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2024 - U.S. $1,102 million ($1,586 million)). The weighted-average interest rate on these borrowings as at June 30, 2025 was 4.69% (December 31, 2024 - 4.75%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Interim Consolidated Statements of Cash Flows on a net basis.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings, including commercial paper and term loans. The carrying value of short-term financial instruments approximate their fair value.

The carrying value of the Company’s debt does not approximate its fair value. The estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at the balance sheet date. All measurements are classified as Level 2. The Company’s long-term debt, including current maturities, with a carrying value of $21,928 million as at June 30, 2025 (December 31, 2024 - $20,749 million), had a fair value of $20,508 million (December 31, 2024 - $18,911 million).

B. Financial risk management

Foreign exchange ("FX") management

Net investment hedge
The majority of the Company’s U.S. dollar-denominated long-term debt, finance lease obligations, and operating lease liabilities have been designated as a hedge of the Company's net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the Company's net investment hedge for the three and six months ended June 30, 2025 was an unrealized FX gain of $299 million and $305 million, respectively (three and six months ended June 30, 2024 - unrealized FX loss of $41 million and unrealized FX loss of $144 million, respectively) recognized in “Other comprehensive (loss) income”.

Mexican Peso - U.S. dollar FX Forward contracts
The Company’s Mexican subsidiaries have net U.S. dollar-denominated monetary assets or liabilities which, for Mexican income tax purposes, are subject to periodic revaluation based on changes in the value of the Mexican peso ("Ps.") against the U.S dollar. This revaluation creates fluctuations in the Company’s Mexican income tax expense and the amount of income taxes paid in Mexican pesos. The Company also has monetary assets or liabilities denominated in Mexican pesos that are subject to periodic re-measurement and settlement that create fluctuations within "Other income". Until January 2024, the Company had hedged its net exposure to Ps./U.S. dollar fluctuations in earnings with foreign currency forward contracts. The foreign currency forward contracts involved the Company’s agreement to buy or sell Ps. at an agreed-upon exchange rate on a future date.

The Company measured the foreign currency derivative contracts at fair value each period and recognized any change in "Other income". The cash flows associated with these instruments were classified as "Operating activities" in the Interim Consolidated Statements of Cash Flows. The Company’s foreign currency forward contracts were executed with counterparties in the U.S. and were governed by International Swaps and Derivatives Association agreements that included standard netting arrangements.

On January 12, 2024, the Company settled all outstanding foreign currency forward contracts, resulting in a cash outflow of $65 million. During the six months ended June 30, 2025, the Company recognized $nil related to foreign exchange currency forwards (three and six months ended June 30, 2024 - loss of $4 million). As of June 30, 2025 the Company had no outstanding foreign currency forward contracts (December 31, 2024 - $nil).

11    Share repurchases

On February 27, 2025, the Company announced a normal course issuer bid ("NCIB"), commencing March 3, 2025, to purchase up to 37.3 million Common Shares in the open market for cancellation on or before March 2, 2026. All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, with consideration allocated to "Share capital" up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

In accordance with Canadian tax legislation, the Company has accrued for a 2% tax on the fair market value of shares repurchased (net of qualifying issuances of equity) as a direct cost of Common Share repurchases recognized in Shareholders’ equity. During the three and six months ended June 30, 2025, the Company has accrued a liability of $26 million and $33 million, respectively, for the tax due on the net share repurchases made, payable within the first quarter of the following year.

The following table provides activities under the share repurchase program:

	For the three months ended June 30	For the six months ended June 30
	2025	2025
Number of Common Shares repurchased	12,882,454	16,363,112
Weighted-average price per share(1)	$108.52	$108.34
Amount of repurchase (in millions of Canadian dollars)(1)	$1,398	$1,773
(1) Includes brokerage fees and applicable tax on share repurchases.

12    Pension and other benefits

During the three and six months ended June 30, 2025, the Company made contributions to its defined benefit pension plans of $4 million and $8 million, respectively (three and six months ended June 30, 2024 - $2 million and $5 million, respectively).

Net periodic benefit (recovery) cost for defined benefit pension plans and other benefits included the following components:

	For the three months ended June 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2025	2024	2025	2024	2025	2024
Current service cost	$21	$21	$4	$3	$25	$24
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	116	117	6	6	122	123
Expected return on plan assets	(231)	(222)	—	—	(231)	(222)
Recognized net actuarial loss (gain)	2	10	(1)	—	1	10
Amortization of prior service costs	1	1	—	—	1	1
Total other components of net periodic benefit (recovery) cost	(112)	(94)	5	6	(107)	(88)
Net periodic benefit (recovery) cost	$(91)	$(73)	$9	$9	$(82)	$(64)

	For the six months ended June 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2025	2024	2025	2024	2025	2024
Current service cost	$42	$42	$7	$6	$49	$48
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	233	234	11	12	244	246
Expected return on plan assets	(463)	(445)	—	—	(463)	(445)
Recognized net actuarial loss (gain)	4	20	(1)	—	3	20
Amortization of prior service costs	2	3	—	—	2	3
Total other components of net periodic benefit (recovery) cost	(224)	(188)	10	12	(214)	(176)
Net periodic benefit (recovery) cost	$(182)	$(146)	$17	$18	$(165)	$(128)

13    Stock-based compensation

At June 30, 2025, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and six months ended June 30, 2025 of $59 million and $92 million, respectively (three and six months ended June 30, 2024 - expense of $9 million and $68 million, respectively).

Stock options plan

In the six months ended June 30, 2025, under the Company’s stock options plan, the Company issued 967,335 options at the weighted-average price of $110.48 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire seven years from the grant date.

Under the fair value method, the fair value of the stock options at the grant date was approximately $28 million.

Performance share unit plans

During the six months ended June 30, 2025, the Company issued 611,516 Performance Share Units ("PSUs") with a grant date fair value of $68 million and 24,149 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the fair value of expected future matching units, of $3 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest three to four years after the grant date, contingent on the Company’s performance ("performance factor"). Vested PSUs are settled in cash. Vested PDSUs are converted into Deferred Share Units ("DSUs") pursuant to the DSU plan, are eligible for a 25% Company match if the employee has not exceeded their Common Share ownership requirements, and are settled in cash only when the holder ceases their employment with the Company.

The performance period for all PSUs and all PDSUs granted in the six months ended June 30, 2025 is January 1, 2025 to December 31, 2027 and the performance factors are Free Cash Flow ("FCF") and Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, TSR compared to the S&P 500 Industrials Index, and TSR compared to Class I railways.

The performance period for all of the 415,660 PSUs and 13,506 PDSUs granted in 2022 was January 1, 2022 to December 31, 2024, and the performance factors were FCF, Adjusted net debt to Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization ("EBITDA"), TSR compared to the S&P/TSX 60 Index, and TSR compared to the S&P 500 Industrials Index. The resulting payout was 120% of the outstanding units multiplied by the Company's average Common Share price calculated based on the last 30 trading days preceding December 31, 2024. In the first quarter of 2025, payouts were $48 million on 381,759 PSUs, including dividends reinvested. The 9,774 PDSUs that vested on December 31, 2024, with a fair value of $2 million, including dividends reinvested and matching units, will be paid out in future reporting periods pursuant to the DSU plan (as described above).

14    Contingencies

Litigation

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at June 30, 2025 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position, results of operations, or liquidity. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against the Company and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including the Company, to remediate the derailment site (the "Cleanup Order") and served the Company with a Notice of Claim for $95 million for those costs. The Company appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued the Company in the Québec Superior Court claiming $409 million in damages, which was further amended and reduced to $231 million (the “AGQ Action”). The AGQ Action alleges that: (i) the Company was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) the Company is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against the Company on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued the Company in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $14 million (the “Promutuel Action”), and two additional subrogated insurers sued the Company claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. The Québec Superior Court issued a decision on December 14, 2022 dismissing all claims against the Company, finding that the Company’s actions were not the direct and immediate cause of the accident and the damages suffered by the plaintiffs. All three plaintiffs filed a declaration of appeal on January 13, 2023. The appeal was heard October 7 to 10, 2024 by the Québec Court of Appeal. On February 26, 2025, the Québec Court of Appeal issued its unanimous decision upholding the trial decision and dismissing the appeals in their entirety. On April 28, 2025, all three plaintiffs filed applications for leave to appeal to the Supreme Court of Canada. On May 30, 2025, the Company filed its response to the plaintiffs' leave applications. A damages trial will follow after the disposition of all appeals, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued the Company, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against the Company, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against the Company in November 2014 in the Maine Bankruptcy Court claiming that the Company failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to an expert report filed by the bankruptcy estate. This action asserts that the Company knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. Summary judgement motion was argued and taken under advisement on June 9, 2022. On May 23, 2023, the case management judge stayed the proceedings pending the outcome of the appeal in the Canadian consolidated claims. On April 18, 2025, the Court lifted the stay and ordered briefing concerning the Company’s request for summary judgement based on the preclusive effect of matters decided in other Lac-Mégantic cases. The Court will address that basis for summary judgement first, then will address other arguments for summary judgement, if necessary, afterwards.

(7)The class and mass tort action commenced against the Company in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against the Company in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that the Company negligently misclassified and improperly packaged the petroleum crude oil. On the Company’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the U.S. First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the U.S. First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against the Company in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude oil and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgement motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgement and for reconsideration on tariff applicability were submitted on September 30, 2022. On January 20, 2023, the Court granted in part the Company's summary judgement motion by dismissing all claims for recovery of settlement payments but leaving for trial the determination of the value of the lost crude oil. It also dismissed the Company's motion for reconsideration on tariff applicability. The remaining issues of the value of the lost crude oil and applicability of judgement reduction provisions do not require trial, and were fully briefed in 2024. On January 5, 2024, the Court issued its decision finding that the Company is liable for approximately U.S. $3.9 million plus pre-judgement interest, but declined to determine whether judgement reduction provisions were applicable, referring the parties to a court in Maine on that issue. On January 18, 2024, the Company filed a motion for reconsideration for the Court to apply the judgement reduction provisions. On January 19, 2024, the trustee for the wrongful death trust filed a Notice of Appeal for the January 5, 2024 decision, as well as prior decisions. On February 23, 2024, the Court denied the Company’s motion for reconsideration, again referring the parties to a court in Maine to apply the judgement reduction provision. On March 6, 2024, the Company filed its notice of appeal of this latest ruling, as well as prior decisions. The appeal was heard on March 18, 2025. On July 3, 2025, the U.S. Eighth Circuit Court of Appeals unanimously allowed the Company’s appeal, reversing the district court decision and remanding the matter back to the district court for a complete reduction of the judgement against the Company. On July 17, 2025, the trustee for the wrongful death trust petitioned the U.S. Eighth Circuit Court of Appeals for a rehearing.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, the Company denies liability and is vigorously defending these proceedings.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. In a further decision on August 30, 2023, the Court determined that adjustment and set the total damages at $165 million plus interest and costs. On October 20, 2023, the Court determined the costs payable to Remington, however, the Court had not provided any indication of how the damages, which were estimated to total approximately $232 million as at June 30, 2025, should be apportioned between the Company and Alberta. On November 17, 2022, the Company filed an appeal of the Court’s decision. On April 11, 2024, the Court of Appeal of Alberta ("ABCA") stayed the judgement pending the outcome of the appeal. On September 10, 2024, the ABCA heard the Company's appeal and reserved its decision. On July 2, 2025, the ABCA unanimously allowed the Company’s appeal and set aside the trial judgement and costs order. A majority of the ABCA ordered a new trial in the Court of King’s Bench.

2014 tax assessment

On April 13, 2022, the Servicio de Administracion Tributaria ("SAT") delivered an audit assessment of CPKCM’s 2014 tax returns (the "2014 Assessment"). As at June 30, 2025, the 2014 Assessment, including inflation, interest, and penalties was Ps.6,372 million ($451 million).

On July 7, 2022, CPKCM filed an administrative appeal (the “Administrative Appeal”) before the SAT, seeking to revoke the 2014 Assessment on the basis that the SAT’s notification of the 2014 Assessment through the tax mailbox was not legal, because it was in violation of a tax mailbox injunction previously granted to CPKCM on March 19, 2015. On September 26, 2022, the SAT dismissed the Administrative Appeal, on the basis that it was not a timely submission (the “Administrative Appeal Resolution”).

On October 10, 2022, CPKCM submitted an annulment lawsuit (the "Annulment Lawsuit") before the Federal Administrative Court, challenging the 2014 Assessment, its notification, and the Administrative Appeal Resolution. On April 24, 2024, the Supreme Chamber of the Federal Administrative Court resolved the annulment lawsuit, confirming the Administrative Appeal Resolution and the 2014 Assessment (the "Administrative Court Resolution").

On June 21, 2024, CPKCM challenged the Administrative Court Resolution by submitting an Amparo lawsuit (Demanda de Amparo) before the Collegiate Circuit Court (Tribunal Colegiado de Circuito). On June 4, 2025, the Collegiate Circuit Court unanimously granted CPKCM’s Amparo petition, vacating the prior decision and sending the matter back to the Supreme Chamber of the Federal Administrative Court with an order to issue a new resolution addressing CPKCM’s arguments that were presented in the Annulment Lawsuit. On June 25, 2025, the Supreme Chamber of the Federal Administrative Court voted against CPKCM in the Annulment Lawsuit. CPKCM has the right to appeal the decision by filing an amparo appeal (juicio de amparo) with the Collegiate Circuit Court. The deadline to file the amparo appeal is August 21, 2025. CPKCM expects to prevail based on the technical merits of its case.

On January 5, 2023, the Federal Administrative Court granted a definitive injunction against the enforcement and collection of the 2014 Assessment. On February 19, 2025, the Federal Administrative Court issued the new resolution granting the injunction as long as the 2014 Assessment is duly guaranteed.

Environmental liabilities

Environmental remediation accruals, recognized on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent the Company’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recognized accruals include the Company’s best estimate of all probable costs, the Company’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” in the Company's Interim Consolidated Statements of Income for the three and six months ended June 30, 2025 was $2 million and $4 million respectively (three and six months ended June 30, 2024 - $2 million and $4 million, respectively). Provisions for environmental remediation costs are recognized in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion, which is recognized in “Accounts payable and accrued liabilities”. The total amount provided as at June 30, 2025 was $246 million (December 31, 2024 - $257 million). Payments are expected to be made over 10 years through 2034.

Summary of Rail Data

	Second Quarter				Year-to-date
Financial (in millions, except per share data)	2025	2024	Total Change	% Change	2025	2024	Total Change	% Change

Revenues
Freight	$3,629	$3,534	$95	3	$7,356	$6,961	$395	6
Non-freight	70	69	1	1	138	162	(24)	(15)
Total revenues	3,699	3,603	96	3	7,494	7,123	371	5

Operating expenses
Compensation and benefits	659	612	47	8	1,341	1,302	39	3
Fuel	405	466	(61)	(13)	886	924	(38)	(4)
Materials	124	97	27	28	248	191	57	30
Equipment rents	103	82	21	26	202	164	38	23
Depreciation and amortization	493	473	20	4	997	940	57	6
Purchased services and other	572	606	(34)	(6)	1,160	1,186	(26)	(2)
Total operating expenses	2,356	2,336	20	1	4,834	4,707	127	3

Operating income	1,343	1,267	76	6	2,660	2,416	244	10

Other income	(16)	(40)	24	(60)	(9)	(42)	33	(79)
Other components of net periodic benefit recovery	(107)	(88)	(19)	22	(214)	(176)	(38)	22
Net interest expense	208	200	8	4	424	406	18	4
Gain on sale of equity investment	(333)	—	(333)	100	(333)	—	(333)	100

Income before income tax expense	1,591	1,195	396	33	2,792	2,228	564	25

Current income tax expense	348	274	74	27	614	516	98	19
Deferred income tax expense	9	18	(9)	(50)	35	35	—	—
Income tax expense	357	292	65	22	649	551	98	18

Net income	$1,234	$903	$331	37	$2,143	$1,677	$466	28

Net loss attributable to non-controlling interest	—	(2)	2	(100)	(1)	(3)	2	(67)

Net income attributable to controlling shareholders	$1,234	$905	$329	36	$2,144	$1,680	$464	28
Operating ratio (%)	63.7	64.8	(1.1)	(110) bps	64.5	66.1	(1.6)	(160) bps

Basic earnings per share	$1.34	$0.97	$0.37	38	$2.31	$1.80	$0.51	28

Diluted earnings per share	$1.33	$0.97	$0.36	37	$2.31	$1.80	$0.51	28

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	923.8	932.8	(9.0)	(1)	928.4	932.6	(4.2)	—
Weighted average number of diluted shares outstanding (millions)	924.8	934.6	(9.8)	(1)	929.5	934.5	(5.0)	(1)

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.72	0.73	(0.01)	(1)	0.71	0.74	(0.03)	(4)
Average foreign exchange rate (Canadian$/U.S.$)	1.38	1.37	0.01	1	1.41	1.36	0.05	4
Average foreign exchange rate (Mexican peso/Canadian$)	14.09	12.61	1.48	12	14.16	12.61	1.55	12
Average foreign exchange rate (Canadian$/Mexican peso)	0.0710	0.0794	(0.0084)	(11)	0.0706	0.0794	(0.0088)	(11)

Summary of Rail Data (Continued)

	Second Quarter					Year-to-date
Commodity Data	2025	2024	Total Change	% Change	FX Adjusted % Change(1)	2025	2024	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$743	$665	$78	12	11	$1,531	$1,395	$136	10	7
- Coal	256	236	20	8	8	513	445	68	15	14
- Potash	167	180	(13)	(7)	(8)	323	317	6	2	—
- Fertilizers and sulphur	98	103	(5)	(5)	(6)	212	207	5	2	—
- Forest products	195	203	(8)	(4)	(5)	412	405	7	2	(1)
- Energy, chemicals and plastics	712	695	17	2	2	1,470	1,397	73	5	3
- Metals, minerals and consumer products	444	464	(20)	(4)	(3)	892	904	(12)	(1)	(2)
- Automotive	330	358	(28)	(8)	(5)	645	623	22	4	5
- Intermodal	684	630	54	9	8	1,358	1,268	90	7	6

Total Freight Revenues	$3,629	$3,534	$95	3	3	$7,356	$6,961	$395	6	4

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	4.96	5.02	(0.06)	(1)	(2)	5.12	5.02	0.10	2	(1)
- Coal	4.22	4.07	0.15	4	3	4.33	4.03	0.30	7	6
- Potash	3.15	3.63	(0.48)	(13)	(14)	3.32	3.49	(0.17)	(5)	(7)
- Fertilizers and sulphur	8.03	7.89	0.14	2	1	8.01	7.75	0.26	3	1
- Forest products	8.72	9.05	(0.33)	(4)	(5)	9.00	9.02	(0.02)	—	(3)
- Energy, chemicals and plastics	7.78	7.21	0.57	8	8	7.80	7.21	0.59	8	6
- Metals, minerals and consumer products	9.05	9.33	(0.28)	(3)	(2)	9.31	9.34	(0.03)	—	(1)
- Automotive	23.31	27.41	(4.10)	(15)	(12)	24.35	27.05	(2.70)	(10)	(9)
- Intermodal	6.67	7.28	(0.61)	(8)	(9)	6.98	7.23	(0.25)	(3)	(5)

Total Freight Revenue per RTM	6.54	6.78	(0.24)	(4)	(4)	6.73	6.70	0.03	—	(1)

Freight Revenue per Carload
- Grain	$5,210	$5,159	$51	1	—	$5,541	$5,341	$200	4	1
- Coal	2,159	2,167	(8)	—	(1)	2,165	2,050	115	6	4
- Potash	3,523	3,644	(121)	(3)	(4)	3,704	3,669	35	1	(1)
- Fertilizers and sulphur	6,282	6,059	223	4	3	6,347	6,053	294	5	2
- Forest products	5,945	5,867	78	1	—	6,095	5,745	350	6	3
- Energy, chemicals and plastics	4,989	4,881	108	2	2	5,154	4,869	285	6	3
- Metals, minerals and consumer products	3,541	3,447	94	3	4	3,571	3,420	151	4	4
- Automotive	5,288	5,416	(128)	(2)	1	5,366	5,115	251	5	6
- Intermodal	1,489	1,561	(72)	(5)	(5)	1,517	1,555	(38)	(2)	(4)

Total Freight Revenue per Carload	$3,164	$3,256	$(92)	(3)	(3)	$3,267	$3,226	$41	1	—
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
Commodity Data	2025	2024	Total Change	% Change	2025	2024	Total Change	% Change

Millions of RTM
- Grain	14,970	13,240	1,730	13	29,912	27,810	2,102	8
- Coal	6,073	5,794	279	5	11,856	11,046	810	7
- Potash	5,304	4,965	339	7	9,723	9,075	648	7
- Fertilizers and sulphur	1,220	1,305	(85)	(7)	2,647	2,671	(24)	(1)
- Forest products	2,236	2,244	(8)	—	4,579	4,488	91	2
- Energy, chemicals and plastics	9,148	9,644	(496)	(5)	18,849	19,363	(514)	(3)
- Metals, minerals and consumer products	4,905	4,974	(69)	(1)	9,586	9,675	(89)	(1)
- Automotive	1,416	1,306	110	8	2,649	2,303	346	15
- Intermodal	10,257	8,658	1,599	18	19,452	17,537	1,915	11

Total RTMs	55,529	52,130	3,399	7	109,253	103,968	5,285	5

Carloads (thousands)
- Grain	142.6	128.9	13.7	11	276.3	261.2	15.1	6
- Coal	118.6	108.9	9.7	9	237.0	217.1	19.9	9
- Potash	47.4	49.4	(2.0)	(4)	87.2	86.4	0.8	1
- Fertilizers and sulphur	15.6	17.0	(1.4)	(8)	33.4	34.2	(0.8)	(2)
- Forest products	32.8	34.6	(1.8)	(5)	67.6	70.5	(2.9)	(4)
- Energy, chemicals and plastics	142.7	142.4	0.3	—	285.2	286.9	(1.7)	(1)
- Metals, minerals and consumer products	125.4	134.6	(9.2)	(7)	249.8	264.3	(14.5)	(5)
- Automotive	62.4	66.1	(3.7)	(6)	120.2	121.8	(1.6)	(1)
- Intermodal	459.5	403.5	56.0	14	894.9	815.6	79.3	10

Total Carloads	1,147.0	1,085.4	61.6	6	2,251.6	2,158.0	93.6	4

	Second Quarter					Year-to-date
	2025	2024	Total Change	% Change	FX Adjusted % Change(1)	2025	2024	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$659	$612	$47	8	9	$1,341	$1,302	$39	3	3
Fuel	405	466	(61)	(13)	(12)	886	924	(38)	(4)	(5)
Materials	124	97	27	28	29	248	191	57	30	31
Equipment rents	103	82	21	26	23	202	164	38	23	18
Depreciation and amortization	493	473	20	4	4	997	940	57	6	4
Purchased services and other	572	606	(34)	(6)	(5)	1,160	1,186	(26)	(2)	(3)

Total Operating Expenses	$2,356	$2,336	$20	1	1	$4,834	$4,707	$127	3	2
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
	2025	2024	Total Change	% Change	2025	2024	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	101,973	96,579	5,394	6	200,385	192,388	7,997	4
Train miles (thousands)	11,960	11,523	437	4	23,764	23,518	246	1
Average train weight - excluding local traffic (tons)	9,187	9,090	97	1	9,111	8,860	251	3
Average train length - excluding local traffic (feet)	7,844	7,761	83	1	7,737	7,538	199	3
Average terminal dwell (hours)	10.2	9.5	0.7	7	10.2	9.6	0.6	6
Average train speed (miles per hour, or "mph")(1)	19.3	19.3	—	—	19.2	19.2	—	—
Locomotive productivity (GTMs / operating horsepower)(2)	169	172	(3)	(2)	166	165	1	1
Fuel efficiency(3)	1.034	1.027	0.007	1	1.049	1.046	0.003	—
U.S. gallons of locomotive fuel consumed (millions)(4)	105.5	99.2	6.3	6	210.2	201.3	8.9	4
Average fuel price (U.S. dollars per U.S. gallon)	2.77	3.44	(0.67)	(19)	2.99	3.39	(0.40)	(12)

Total Employees and Workforce

Total employees (average)(5)	20,138	20,441	(303)	(1)	19,943	20,219	(276)	(1)
Total employees (end of period)(5)	20,107	20,374	(267)	(1)	20,107	20,374	(267)	(1)
Workforce (end of period)(6)	20,189	20,482	(293)	(1)	20,189	20,482	(293)	(1)

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.77	0.84	(0.07)	(8)	0.88	0.99	(0.11)	(11)
FRA train accidents per million train-miles	0.97	0.70	0.27	39	0.68	0.80	(0.12)	(15)
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(2)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(6)Workforce is defined as employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours and FRA train accidents per million train-miles for the three and six months ended June 30, 2024 have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company's current period's financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meanings and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance and Liquidity Measures

Beginning in the first quarter 2025, Core adjusted operating income, Core adjusted operating ratio, Core adjusted income, Core adjusted diluted earnings per share ("EPS"), Adjusted free cash, and Adjusted net debt to adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio have been used in continuity of the Non-GAAP measures previously known as Core adjusted combined operating income, Core adjusted combined operating ratio, Core adjusted combined income, Core adjusted combined diluted EPS, Adjusted combined free cash, and Adjusted combined net debt to adjusted combined EBITDA ratio respectively. No adjustments are required to the previously presented Non-GAAP measures as reported in 2024 to present them on a comparable basis, as Kansas City Southern ("KCS") was consolidated within the Company's results throughout the whole year and therefore, no combination adjustments exist.

The Company uses Core adjusted operating income, Core adjusted operating ratio, Core adjusted income, and Core adjusted diluted EPS to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. In addition to the Core adjusted Non-GAAP performance measures noted above, other Non-GAAP liquidity measures include Adjusted free cash and Adjusted net debt to adjusted EBITDA ratio.

Management believes these Non-GAAP measures provide meaningful supplemental information about our financial results and improved comparability to past performance because they exclude certain significant items that are not considered indicative of future or past financial trends either by nature or amount. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, adjustments to provisions and settlements of Mexican taxes, a gain on sale of an equity investment, discrete tax items, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, integration costs including third-party services and system migration, restructuring, and employee retention and synergy incentive costs. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company continues to expect to incur acquisition-related costs beyond the year of acquisition. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of the Company's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of the Company's financial information.

In addition, these Non-GAAP measures exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation and amortization in relation to fair value adjustments to properties and intangible assets, incremental amortization in relation to fair value adjustments to KCS’s investments, amortization of the change in fair value of debt of KCS assumed on April 14, 2023 (the "Control Date"), and depreciation and amortization of fair value adjustments that are attributable to the non-controlling interest, as recognized within "Depreciation and amortization", "Other income", "Net interest expense", and "Net loss attributable to non-controlling interest", respectively, in the Company's Interim Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

Significant items that impact "Net income attributable to controlling shareholders" as reported on a GAAP basis for the first six months of 2025, the twelve months of 2024 and the six months ended December 31, 2023 include:

2025:
•in the second quarter, a gain on sale of an equity investment of $333 million ($282 million after current income tax expense of $76 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 30 cents;
•during the first six months, acquisition-related costs of $39 million in connection with the KCS acquisition ($29 million after current income tax recovery of $10 million), including an expense of $12 million recognized in "Compensation and benefits" primarily related to retention and synergy related incentive compensation costs; $1 million recognized in "Materials"; and $26 million recognized in "Purchased services and other" primarily related to system migration, legal fees, and other third party purchased services, that unfavourably impacted Diluted EPS by 3 cents as follows:
–in the second quarter, acquisition-related costs of $19 million in connection with the KCS acquisition ($14 million after current income tax recovery of $5 million) including costs of $7 million recognized in "Compensation and benefits"; and $12 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $20 million in connection with the KCS acquisition ($15 million after current income tax recovery of $5 million) including costs of $5 million recognized in "Compensation and benefits"; $1 million recognized in "Materials"; and $14 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

2024:
•during the course of the year, a deferred income tax recovery of $81 million on account of changes in tax rates, that favourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, a deferred income tax recovery of $78 million due to a decrease in the Louisiana state corporate income tax rate, that favourably impacted Diluted EPS by 9 cents; and
–in the second quarter, a deferred income tax recovery of $3 million due to a decrease in the Arkansas state corporate income tax rate, that had minimal impact on Diluted EPS;
•during the course of the year, adjustments to provisions and settlements of Mexican taxes of $4 million recovery ($2 million after deferred income tax expense of $2 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS as follows:
–in the fourth quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS;
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that favourably impacted Diluted EPS by 1 cent; and
–in the first quarter, adjustments to provisions and settlements of Mexican taxes of $10 million expense ($10 million after deferred income tax recovery) recognized in "Compensation and benefits", that unfavourably impacted Diluted EPS by 1 cent; and
•during the course of the year, acquisition-related costs of $112 million in connection with the KCS acquisition ($82 million after current income tax recovery of $30 million), including an expense of $18 million recognized in "Compensation and benefits" primarily related to retention and synergy related incentive compensation costs; $6 million recognized in "Materials"; and $88 million recognized in "Purchased services and other" primarily related to system migration, relocation expenses, legal and consulting fees, that unfavourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, acquisition-related costs of $22 million in connection with the KCS acquisition ($17 million after current income tax recovery of $5 million) including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $36 million in connection with the KCS acquisition ($26 million after current income tax recovery of $10 million) including costs of $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $28 million in connection with the KCS acquisition ($19 million after current income tax recovery of $9 million) including costs of $2 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $26 million in connection with the KCS acquisition ($20 million after current income tax recovery of $6 million) including costs of $4 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

2023:
•during the six months ended December 31, 2023, a current tax expense of $16 million related to a tax settlement with the Servicio de Administracion Tributaria ("SAT") of $13 million and a reserve for the estimated impact of potential future audit settlements of $3 million, that unfavourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a current tax expense of $1 million related to a tax settlement with the SAT that had minimal impact on Diluted EPS; and
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $15 million related to a tax settlement with the Servicio de Administracion Tributaria ("SAT") of $9 million and reserves for the estimated impact of potential future audit settlements of $6 million of which $3 million was settled in the fourth quarter, that unfavourably impacted Diluted EPS by 2 cents;
•during the six months ended December 31, 2023, a deferred income tax recovery of $21 million on account of changes in tax rates and apportionment, that favourably impacted Diluted EPS by 3 cents as follows:
–in the fourth quarter, a deferred income tax recovery of $7 million due to CPKC unitary state apportionment changes, that favourably impacted Diluted EPS by 1 cent;
–in the third quarter, a deferred income tax recovery of $14 million due to decreases in the Iowa and Arkansas state corporate income tax rates, that favourably impacted Diluted EPS by 2 cents; and
•during the six months ended December 31, 2023, acquisition-related costs of $56 million in connection with the KCS acquisition ($42 million after current income tax recovery of $14 million), including an expense of $8 million recognized in "Compensation and benefits" primarily related to restructuring costs, retention and synergy related incentive compensation costs; $2 million recognized in "Materials"; $46 million recognized in "Purchased services and other" primarily related to third party purchased services, that unfavourably impacted Diluted EPS by 4 cents as follows:
–in the fourth quarter, acquisition-related costs of $32 million ($24 million after current income tax recovery of $8 million), including costs of $7 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $24 million ($18 million after current income tax recovery of $6 million), including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $22 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

KCS purchase accounting included in "Net income attributable to controlling shareholders" as reported on a GAAP basis for the first six months of 2025, the twelve months of 2024 and the last six months ended December 31, 2023 was as follows:

2025:
•during the first six months, KCS purchase accounting of $187 million ($137 million after deferred income tax recovery of $50 million), including costs of $178 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $10 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $3 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 14 cents as follows:

–in the second quarter, KCS purchase accounting of $95 million ($70 million after deferred income tax recovery of $25 million), including costs of $91 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents; and
–in the first quarter, KCS purchase accounting of $92 million ($67 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2024:
•during the course of the year, KCS purchase accounting of $352 million ($256 million after deferred income tax recovery of $96 million), including costs of $333 million recognized in "Depreciation and amortization", $3 million recognized in "Purchased services and other" related to the amortization of equity investments, $20 million recognized in "Net interest expense", $3 million recognized in "Other income", and a recovery of $7 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 27 cents as follows:
–in the fourth quarter, KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the third quarter, KCS purchase accounting of $89 million ($65 million after deferred income tax recovery of $24 million), including costs of $85 million recognized in "Depreciation and amortization", $4 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $86 million ($62 million after deferred income tax recovery of $24 million), including costs of $82 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $84 million ($61 million after deferred income tax recovery of $23 million), including costs of $79 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2023:
•during the six months ended December 31, 2023, KCS purchase accounting of $174 million ($125 million after deferred income tax recovery of $49 million), including costs of $166 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $11 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $5 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 14 cents as follows:
–in the fourth quarter, KCS purchase accounting of $87 million ($62 million after deferred income tax recovery of $25 million), including costs of $85 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", and a recovery of $5 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the third quarter, KCS purchase accounting of $87 million ($63 million after deferred income tax recovery of $24 million), including costs of $81 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and $1 million recognized in "Other income", that unfavourably impacted Diluted EPS by 7 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Income and Core Adjusted Diluted Earnings per Share

Core adjusted income is calculated as Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items less KCS purchase accounting.

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2025	2024	2025	2024
Net income attributable to controlling shareholders as reported	$1,234	$905	$2,144	$1,680
Less:
Significant items (pre-tax):
Gain on sale of equity investment	333	—	333	—
Adjustments to provisions and settlements of Mexican taxes	—	—	—	(10)
Acquisition-related costs	(19)	(28)	(39)	(54)
KCS purchase accounting	(95)	(86)	(187)	(170)
Add:
Tax effect of adjustments(1)	21	(33)	(9)	(62)
Income tax rate changes	—	(3)	—	(3)
Core adjusted income	$1,036	$983	$2,028	$1,849
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 9.45% and 8.67% for the three and six months ended June 30, 2025, and 28.72% and 26.61% for the three and six months ended June 30, 2024, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core adjusted diluted EPS is calculated using Diluted EPS reported on a GAAP basis adjusted for significant items less KCS purchase accounting.

	For the three months ended June 30		For the six months ended June 30		For the year ended December 31
	2025	2024	2025	2024	2024
Diluted earnings per share as reported	$1.33	$0.97	$2.31	$1.80	$3.98
Less:
Significant items (pre-tax):
Gain on sale of equity investment	0.36	—	0.36	—	—
Adjustments to provisions and settlements of Mexican taxes	—	—	—	(0.01)	—
Acquisition-related costs	(0.02)	(0.03)	(0.04)	(0.06)	(0.12)
KCS purchase accounting	(0.10)	(0.09)	(0.20)	(0.18)	(0.38)
Add:
Tax effect of adjustments(1)	0.03	(0.04)	(0.01)	(0.07)	(0.14)
Income tax rate changes	—	—	—	—	(0.09)
Core adjusted diluted earnings per share	$1.12	$1.05	$2.18	$1.98	$4.25
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 9.45% and 8.67% for the three and six months ended June 30, 2025, 28.72% and 26.61% for the three and six months ended June 30, 2024, and 27.13% for the year ended December 31, 2024, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core Adjusted Operating Income and Core Adjusted Operating Ratio

Core adjusted operating income and Core adjusted operating ratio are calculated from reported GAAP revenue and operating expenses adjusted for, where applicable, (1) significant items (acquisition-related costs and adjustments to provisions and settlement of Mexican taxes) that are reported within Operating income, and (2) KCS purchase accounting recognized in "Depreciation and amortization" and "Purchased services and other".

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2025	2024	2025	2024
Operating income as reported	$1,343	$1,267	$2,660	$2,416
Less:
Adjustments to provisions and settlements of Mexican taxes	—	—	—	(10)
Acquisition-related costs	(19)	(28)	(39)	(54)
KCS purchase accounting in Operating expenses	(91)	(83)	(179)	(163)
Core adjusted operating income	$1,453	$1,378	$2,878	$2,643

	For the three months ended June 30		For the six months ended June 30
	2025	2024	2025	2024
Operating ratio as reported	63.7%	64.8%	64.5%	66.1%
Less:
Adjustments to provisions and settlements of Mexican taxes	—%	—%	—%	0.1%
Acquisition-related costs	0.5%	0.7%	0.5%	0.8%
KCS purchase accounting in Operating expenses	2.5%	2.3%	2.4%	2.3%
Core adjusted operating ratio	60.7%	61.8%	61.6%	62.9%

Adjusted Free Cash

Adjusted free cash is calculated as Net cash provided by operating activities, less Net cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX fluctuations, the cash flow impacts of acquisition-related costs associated with the KCS acquisition, settlements of Mexican taxes, settlement of foreign currency forward contracts, net of tax, and net proceeds from the sale of an equity investment, net of tax. The acquisition-related costs associated with the KCS acquisition, settlements of Mexican taxes, and settlement of foreign currency forward contracts, net of tax, are not indicative of operating trends and have been excluded from Adjusted free cash. Net proceeds from the sale of an equity investment, net of tax, is not indicative of investment trends and has also been excluded from Adjusted free cash. Adjusted free cash is useful to investors and other external users of the Company's Interim Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and other activities such as dividends, share repurchase programs, and other strategic opportunities, and is an important performance criterion in determining certain elements of the Company's long-term incentive plan. Adjusted free cash should be considered in addition to, rather than as a substitute for, Net cash provided by operating activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2025	2024	2025	2024
Net cash provided by operating activities as reported	$1,355	$1,278	$2,511	$2,293
Net cash used in investing activities	(306)	(782)	(1,021)	(1,324)
Effect of foreign currency fluctuations on foreign currency-denominated cash and cash equivalents	(44)	6	(45)	19
Less:
Settlements of Mexican taxes	(1)	—	(12)	(1)
Settlement of foreign currency forward contracts, net of tax	—	—	—	(46)
Acquisition-related costs	(8)	(24)	(23)	(46)
Net proceeds from sale of equity investment, net of tax	409	—	409	—
Adjusted free cash	$605	$526	$1,071	$1,081

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in FX rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year's results denominated in U.S. dollars and Mexican pesos at the FX rates of the current period.

FX adjusted % changes in revenues are also used in calculating FX adjusted % change in Freight revenue per carload and per RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Freight revenues by line of business
Grain	$743	$665	$5	$670	11
Coal	256	236	2	238	8
Potash	167	180	1	181	(8)
Fertilizers and sulphur	98	103	1	104	(6)
Forest products	195	203	2	205	(5)
Energy, chemicals and plastics	712	695	1	696	2
Metals, minerals and consumer products	444	464	(6)	458	(3)
Automotive	330	358	(11)	347	(5)
Intermodal	684	630	3	633	8
Freight revenues	3,629	3,534	(2)	3,532	3
Non-freight revenues	70	69	—	69	1
Total revenues	$3,699	$3,603	$(2)	$3,601	3

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Freight revenues by line of business
Grain	$1,531	$1,395	$36	$1,431	7
Coal	513	445	5	450	14
Potash	323	317	6	323	—
Fertilizers and sulphur	212	207	6	213	—
Forest products	412	405	12	417	(1)
Energy, chemicals and plastics	1,470	1,397	34	1,431	3
Metals, minerals and consumer products	892	904	5	909	(2)
Automotive	645	623	(8)	615	5
Intermodal	1,358	1,268	16	1,284	6
Freight revenues	7,356	6,961	112	7,073	4
Non-freight revenues	138	162	1	163	(15)
Total revenues	$7,494	$7,123	$113	$7,236	4

FX adjusted % changes in Operating expenses are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Compensation and benefits	$659	$612	$(8)	$604	9
Fuel	405	466	(6)	460	(12)
Materials	124	97	(1)	96	29
Equipment rents	103	82	2	84	23
Depreciation and amortization	493	473	2	475	4
Purchased services and other	572	606	(3)	603	(5)
Total operating expenses	$2,356	$2,336	$(14)	$2,322	1

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Compensation and benefits	$1,341	$1,302	$(1)	$1,301	3
Fuel	886	924	5	929	(5)
Materials	248	191	(1)	190	31
Equipment rents	202	164	7	171	18
Depreciation and amortization	997	940	21	961	4
Purchased services and other	1,160	1,186	11	1,197	(3)
Total operating expenses	$4,834	$4,707	$42	$4,749	2

FX adjusted % change in Operating income is as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Total revenues	$3,699	$3,603	$(2)	$3,601	3
Total operating expenses	2,356	2,336	(14)	2,322	1
Operating income	$1,343	$1,267	$12	$1,279	5

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Total revenues	$7,494	$7,123	$113	$7,236	4
Total operating expenses	4,834	4,707	42	4,749	2
Operating income	$2,660	$2,416	$71	$2,487	7

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to adjusted EBITDA ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items, and is an important performance criterion in determining certain elements of the Company's long-term incentive plan. The Adjusted net debt to adjusted EBITDA ratio which is reconciled below from the Long-term debt to Net income attributable to controlling shareholders ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Attributable to Controlling Shareholders Ratio

The Long-term debt to Net income attributable to controlling shareholders ratio is calculated as Long-term debt, including Long-term debt maturing within one year, divided by Net income attributable to controlling shareholders.

(in millions of Canadian dollars, except for ratios)	2025	2024
Long-term debt including long-term debt maturing within one year as at June 30	$22,269	$22,624
Net income attributable to controlling shareholders for the twelve months ended June 30	4,182	3,483
Long-term debt to Net income attributable to controlling shareholders ratio	5.3	6.5
Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt and Long-term debt maturing within one year, as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans' deficit, operating lease liabilities, Cash and cash equivalents, and the fair value adjustment to KCS debt on the Control Date which is recognized under Long-term debt on the Company's Consolidated Balance Sheets. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted net debt to Adjusted EBITDA.

(in millions of Canadian dollars)	2025	2024
Long-term debt including long-term debt maturing within one year as at June 30	$22,269	$22,624
Add:
Pension plans deficit(1)	160	175
Operating lease liabilities	390	337
Fair value adjustment to KCS debt upon Control(2)	465	487
Less:
Cash and cash equivalents	799	557
Adjusted net debt	$22,485	$23,066
(1) Pension plans' deficit is the total funded status of the Pension plans in deficit only.
(2) The fair value adjustment to KCS debt upon control represents the fair value adjustment based on the purchase price allocation at fair value, net of amortization of fair value adjustments from April 14, 2023 and the foreign currency translation impact on the fair value adjustment.

Reconciliation of Net Income Attributable to Controlling Shareholders to Adjusted EBITDA

Adjusted EBITDA is calculated as Net income attributable to controlling shareholders before Net interest expense, Income tax expense, Depreciation and amortization, and Operating lease expense recognized on the Company's Consolidated Statement of Income, excluding significant items reported in "Operating income" and "Other income", less "Other components of net periodic benefit recovery" recognized on the Company's Consolidated Statement of Income. Adjusted EBITDA is used as a performance measure derived from operating results, excluding significant items, as part of the calculation of Adjusted net debt to adjusted EBITDA. Detailed quarterly information on significant items that occurred within the 12 months ended June 30, 2025 and 2024 can be found under the earlier section Core Adjusted Income and Core Adjusted Diluted Earnings Per Share.

	For the twelve months ended June 30
(in millions of Canadian dollars)	2025	2024
Net income attributable to controlling shareholders as reported	$4,182	$3,483
Add:
Net interest expense	819	819
Income tax expense	1,157	1,084
Depreciation and amortization	1,957	1,848
Operating lease expense	111	101
Less:
Significant items (pre-tax):
Adjustments to provisions and settlements of Mexican taxes	14	(10)
Acquisition-related costs	(97)	(110)
Gain on sale of equity investment	333	—
Other components of net periodic benefit recovery	390	334
Adjusted EBITDA	$7,586	$7,121

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2025	2024
Adjusted net debt as at June 30	$22,485	$23,066
Adjusted EBITDA for the twelve months ended June 30	7,586	7,121
Adjusted net debt to adjusted EBITDA ratio	3.0	3.2